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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2005, relating to the consolidated financial statements and financial statement schedule of First Horizon Pharmaceutical Corporation and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Horizon Pharmaceutical Corporation for the year ended December 31, 2004 and to the reference to us as "Experts" in Item 3 of this Registration Statement.

                      /s/ Deloitte & Touche LLP

Atlanta, Georgia

November 10, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM